EXHIBIT 5.1

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                December 4, 1997


EPIX Medical, Inc.
71 Rogers Street
Cambridge, MA 02142

           Re:   1996 Employee Stock Purchase Plan
                 ---------------------------------

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by EPIX Medical, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 66,666 shares (the "Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1996 Employee Stock Purchase Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.


                                                Very truly yours,


                                                /s/ Palmer & Dodge LLP
                                                PALMER & DODGE LLP